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                                                                   EXHIBIT 10.14


National Westminster Bank USA
175 Water Street
New York, NY  10038-4924
212 602-3282
Fax 212 602-2211

DOUGLAS J. MACINNES
Vice President

                                October 26, 1995


Presidential Mortgage Company
21031 Ventura Boulevard
Woodland Hills, CA  91364-2299
Attention: Mr. Joel R. Schultz

         Re:     Proposed Modifications to Loan Agreement

Dear Joel:

         NatWest Bank N.A., formerly known as National Westminster Bank USA ("Bank"), is prepared to modify the Loan Agreement, dated as of August 28, 1990, as amended and restated on May 20, 1992 and September 28, 1994 (the "Loan Agreement"), between Presidential Mortgage Company, a California limited partnership ("Borrower"), and Bank as set forth below, subject to the satisfactory review by Bank of its collateral for the obligations of Borrower under the Loan Agreement, Bank's senior management approval and receipt and approval by Bank of certain financial information relating to Borrower. The proposed modifications to the Loan Agreement are as follows:

1. The maturity date will be extended from June 30, 1996 to June 30, 1997.

2. The existing $4,755,000 principal balance currently due June 30, 1996 will be paid down to: $3,755,000 by June 30, 1996; $2,755,000 by September 30, 1996; $1,755,000 by December 31, 1996; $755,000 by March 31, 1997; and to zero by June 30, 1997;

3. The interest rate applicable to outstanding principal will be increased by one-half of one percent (.5%) per annum;

4. Commencing December 31, 1995, the fee note penalties will be eliminated;

5. Bank will consent to the conversion of Borrower from a limited partnership to a public stock corporation upon the terms and conditions set forth in exhibit "A" hereto; with such changes to such provisions as Bank shall hereafter reasonably request and subject to any other rights of Bank under the Loan Agreement; and
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Mr. Joel R. Schultz
October 26, 1995
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6.       Borrower will pay Bank a $75,000 extension fee; $25,000 when the documentation effectuating the above-described loan modifications is executed and delivered by Borrower and Bank; $25,000 September 30, 1996; and $25,000 January 31, 1997. The existing $50,000 fee due January 31, 1996 will remain in place.

         Please indicate your acceptance of the proposed loan modification terms set forth above by signing the enclosed copy of this letter and returning it to the undersigned on or before October 31, 1995.


                                                   NATWEST BANK N.A.

                                                   By: s/DOUGLAS J. MAC INNES
                                                         Douglas J. MacInnes
                                                         Vice President

ACKNOWLEDGED AND ACCEPTED:

PRESIDENTIAL MORTGAGE COMPANY,
a California limited partnership

By:  Presidential Management Company,
     a California limited partnership
Title: General Partner

     By: Presidential Services Corporation,
         a California corporation
     Title:  General Partner

         By:s/JOEL R. SCHULTZ
              Joel R. Schultz
              President
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                                   EXHIBIT A

                         PRESIDENTIAL MORTGAGE COMPANY

               Summary of Terms of Restructuring and Rights Offer


Restructuring             The Partnership will transfer all of its and
Offer                     liabilities to Pacific United Group, Inc. (the
                          "Company"), in exchange for shares of Common Stock of
                          the Company.  The Partnership will then liquidate,
                          making a final distribution of the Common Stock to
                          all of the Partners (except the Cashed Out Partners,
                          as described below), pro rata in accordance with
                          their existing ownership interests in the
                          Partnership.  The General Partner will receive no
                          additional compensation for its general partner's
                          interest or the discontinuation of all compensation
                          and fees from the Partnership.

Rights                    The Company will also issue non-transferable
Offering                  subscription rights to all Partners of the
                          Partnership entitling the Partners to purchase
                          $4,000,000 of additional shares of Common Stock of
                          the Company, for a purchase price per share (the
                          "Subscription Price") to be determined immediately
                          prior to the exchange offer based on the tangible
                          book value of the Partnership.  Each Right will
                          entitle a Partner to subscribe for one share of
                          Common Stock for a period of 15 days following the
                          completion of the exchange offer (the "Basic
                          Subscription Privilege").  Each Partner will also
                          have the right to subscribe (the "Oversubscription
                          Privilege") at the Subscription Price for an
                          unlimited number of shares of Common Stock that are
                          not otherwise purchased pursuant to the exercise of
                          the Basic Subscription Privilege, subject to
                          proration, in the event there are insufficient
                          additional shares available to satisfy all
                          oversubscriptions received, in amounts proportionate
                          to the amount of Basic Subscription Rights
                          exercised by each Partner.

Cash Buyout               Any Limited Partner who does not wish to receive
of Limited                Common Stock of the Company may elect to exercise a
Partners                  Cash Out Option, which will entitle the electing
Electing Not              Partner to receive cash from the Partnership equal to
to Exchange               the Subscription Price times the number of shares of
                          Common Stock that each Cashed-Out Partner would
                          otherwise have received (the  "Cash





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
                          Buyout Price").  THE CASH BUYOUT PRICE WILL BE
                          REVIEWED BY HOULIHAN LOKEY FOR FAIRNESS.

General                   To the extent that Subscription Rights are not
Partner                   exercised by any Limited Partners, the General
Purchase                  Partner has committed to oversubscribe for a minimum
Commitment                of $1,500,000 of additional shares.

Standby                   The Company will enter into Standby Purchase
Purchase                  Agreements under which Standby Purchasers (third
Agreements                party investors having no affiliation with the
                          General Partner) have agreed irrevocably to purchase
                          all shares of Common Stock that are not subscribed
                          for pursuant to the exercise of the Basic
                          Subscription Privilege or the Oversubscription
                          Privilege, plus any additional amount of shares
                          necessary for the Company to raise a minimum of
                          $5,000,000 of additional capital.  In addition, the
                          Standby Purchasers have agreed irrevocably to
                          purchase an additional amount of shares equal to the
                          amount of shares that would otherwise be issued to
                          the Cashed Out Limited Partners, the proceeds of
                          which will be used to pay the Cash Buyout Price.  All
                          shares will be purchased at the same price as the
                          Subscription Price.  The Standby Purchasers will be
                          guaranteed a minimum purchase of $2,000,000 of
                          shares, so that a maximum of $6,000,000 in additional
                          capital will be raised if the existing Partners
                          exercise all of the Basic Subscription Privilege and
                          the Oversubscription Privilege and the Company is
                          required to issue additional shares in order to meet
                          the guaranteed minimum purchase amount to the Standby
                          Purchasers.

Market for                The Company will file an application for listing on
Common Stock              the NASDAQ National Market, which must be approved
                          as a condition to the closing of the exchange offer
                          and the subscription rights offer.

General Partner           The General Partner will forgive approximately
Warrants                  $350,000 in outstanding debt owed to it by the
                          Partnership in exchange for a 2-year Warrant to
                          purchase 25% of the Company at an exercise price
                          equal to 125% of the Subscription Price.  THE
                          EXERCISE PRICE WILL BE REVIEWED BY HOULIHAN FOR
                          FAIRNESS.
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
Extension of              NatWest will agree to extend the existing bank debt
Bank Line of              (approximately $8,400,000) for one additional year,
Credit                    with an interest rate increase of fifty basis points
                          to 1.5% over prime, plus certain modification fees
                          and a 5-year warrant to purchase 2% of the common
                          stock of the Company, exercisable at a price equal to
                          25% of the book value of the stock at December 31,
                          1995, as adjusted for the increase in book value after
                          the completion of the exchange and rights offering.
                          The Company will have the right to redeem the warrant
                          at any time after one year from the date of issuance
                          for $200,000.

Use of Proceeds           The net proceeds of the additional capital raised in
                          the rights offering will be used as follows:

                                  $1,000,000 to pay down the bank debt

                                  approximately $1,200,000 to pay the amount owing to limited partners whose withdrawal requests were approved prior to June 30, 1993 the balance of the net proceeds will be
                                  added to working capital of the Company, which may be contributed from time to time as additional capital of Pacific Thrift, as management deems appropriate
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